EXHIBIT 4.3
                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION


Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is       Arete Industries, Inc.
                                            ------------------------------------

SECOND: The following amendment to the Articles of Incorporation amending the Certificate of Class A Preferred Stock formerly adopted on February 26, 2001 and on file with the Colorado Secretary of State, was adopted on December 19, 2001,
                                                              ------------------
as prescribed by the Colorado Business corporation Act, by the board of directors where no shares are outstanding and therefore shareholder action was not required.

     RESOLVED, that pursuant to the Amended Certificate of Designation of Class A Preferred Stock adopted on February 26, 2001, the board designates a new series of the Class A Preferred Stock, the rights, preferences and designations shall be as set forth below. Any specific provisions that are set forth below will control and supercede any conflicting provisions contained in the original Certificate of Designation of Class A Preferred Stock other than those pertaining to rights of senior securities outstanding as of the date of this designation of Series 2 Convertible Preferred or as proscribed by the Colorado Business Corporation Act or the corporation's Articles of Incorporation or bylaws.

     CERTIFICATE OF DESIGNATION OF 25,000 SHARES OF SERIES 2 CLASS A CONVERTIBLE PREFERRED SHARES, FACE VALUE $10 PER SHARE.

a.   Number of Shares Designated; Face Value
     ---------------------------------------
     The new series of Class A Preferred Stock is designated "Series 2 Convertible Preferred Stock (the "Series 2 Convertible Preferred") the number of which may be issued is hereby fixed at 25,000 shares, the face value of each share of Series 2 Convertible Preferred shall be fixed at $10.00.

b.   Redemption and Liquidation Price; Mandatory and Optional Redemption.
     --------------------------------------------------------------------
     The redemption price and liquidation preference for each share of the Series 2 Convertible Preferred shall be $10.00 per share plus accrued and unpaid dividends, if any.

     Mandatory Redemption. In the event that the corporation has not held its shareholder's meeting and/or has otherwise obtained due authorization to issue additional common stock or to effect a recapitalization to provide for sufficient common shares to fulfill the conversion privilege set forth in paragraph "e", below, on or before August 31, 2002, the holders of a minimum of 80% of the outstanding shares of the Series 2 Convertible Preferred Stock may, at their option, demand redemption of the entire Series 2 Convertible Preferred then outstanding (hereinafter the "Mandatory Redemption"). Mandatory Redemption shall be in an amount equal to the greater of the sum of the face value of outstanding shares of the Series 2 Convertible Preferred plus accrued and accumulated dividends or the amount calculated by taking the number of shares of common stock into which the Series 2 Convertible Preferred converts under the terms hereof times the average weekly closing bid for the corporation's common stock on the OTC Bulletin board for the 8 week period preceding the date the corporation receives a bona fide and qualified demand therefore from the requisite number of holders of the Series 2 Convertible Preferred. In the event of a Mandatory Redemption, the entire Series 2 Convertible Preferred shall be redeemed and cancelled.

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     Optional  Redemption.  In the event that the  corporation  has  effected an increase in its authorized common stock or a recapitalization sufficient to allow the conversion of all of the outstanding shares of the Series 2 Convertible Preferred prior to receipt of a proper written demand for Mandatory Redemption from the holders thereof, the corporation will have the option to redeem the entire Series 2 Convertible Preferred at the lesser of the sum of the face value of outstanding shares of the Series 2 Convertible Preferred plus accrued and accumulated dividends or the amount calculated by taking the number of shares of common stock into which the Series 2 Convertible Preferred convert under the terms hereof times the average weekly closing bid for the corporation's common stock on the OTC Bulletin board for the 8 week period preceding the date the corporation gives holders written notice of its intent to redeem under this provision. The corporation shall give the holders of shares of the Series 2 Convertible Preferred 45 days written notice of redemption within which the holders shall be entitled to give the corporation written notice of election to convert all, but not less than all, their shares of the Series 2 Convertible Preferred into common stock of the corporation and to tender their preferred share certificates to the corporation for cancellation.

     The redemption price stated above shall be subject to adjustment in the manner provided for adjustment of the Conversion Price, below.

c.   Liquidation Preference.
     -----------------------
     The Series 2 Convertible Preferred shall have a liquidation preference over shares of Common Stock and any subsequent series of the Class A Preferred and any class of preferred stock subsequently designated as to the unencumbered assets of the corporation. No subsequent series of Class A Preferred shall have any priorities senior to this or a previously designated Series without the written consent of the holders of 80% of the aggregate face value of each of the senior series of such Class A Preferred so affected.

d.   Cumulative Preferred Dividend.
     ------------------------------
     Commencing on the first date of the first fiscal quarter following the date of issuance of shares of the Series 2 Convertible Preferred, and for so long thereafter as the common stock conversion privilege, set forth in paragraph "e" below, is not available due to the unavailability of a sufficient number of shares of common stock in the corporate treasury or available out of the authorized but unissued common stock of the corporation to allow for the conversion of the Series 2 Convertible Preferred into common stock of the corporation, and for purposes of computing the accumulated dividend to be added into the redemption price for the Series 2 Convertible Preferred, stated above, the Series 2 Convertible Preferred shall be entitled to a cumulative - if not paid, annualized dividend of 10% of the face value of the Series 2 Convertible Preferred which shall accrue and accumulate if not paid, on a quarterly basis. Dividends may be paid in cash, notes, common or Series 2 Convertible Preferred shares (in which case this Certificate of Designation shall be deemed automatically amended to increase the authorized number of Series 1 Convertible Preferred to provide for such issuance), as agreed to by the holder and the corporation. In addition, in the event that the corporation issues a dividend to its common stockholders, whether in the form of cash, common stock, preferred stock, warrants or other rights, holders of Series 2 Convertible Preferred shall be entitled to receive such dividends pro-rata with the common stockholders on the basis of number of shares of common stock into which the Series 2 Convertible Preferred converts into Common Stock as set forth in the following paragraph, as if such conversion shares were issued and outstanding on the record date of such dividend.

e.   Common Stock Conversion Privilege.
     ----------------------------------
     Shares of the Series 2 Convertible Preferred shall be convertible any time after thirty days from the date of issuance at the option of the holder into shares of common stock of the corporation, for a period of 24 months from the time when the corporation has completed a recapitalization allowing for issuance of additional shares of common stock by the corporation (the "Conversion Period") at the rate of one common share for each $0.0005 in face value so converted, subject to adjustment under Paragraph "h" below, (the "Conversion Price"), as determined immediately before the effective date of the stated recapitalization. Exercise of such conversion right will be deferred (in which case this Certificate of Designation shall be deemed automatically amended to increase the authorized number of Series 2 Convertible Preferred to provide for such issuance) until the effectiveness of a recapitalization of the corporation to provide sufficient common shares to allow exercise of the conversion privilege, subject to adjustment of the exercise price to reflect the effect of such recapitalization.

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f.   Voting Rights/Class Voting/Voting Rights on Default.
     ----------------------------------------------------
     Series 2 Convertible Preferred will be entitled to vote as a class with all other holders of outstanding Class A Preferred Stock for all matters brought at shareholders meetings potentially adversely affecting the rights, preferences and privileges of the Class A Preferred Stock as a group, or singly as a class of its own, if such matter potentially adversely affects only the rights of the holders of Series 2 Convertible Preferred Stock according to applicable provisions of the Articles of Incorporation, By-laws and/or the Colorado Business corporation Act (the "Act"), as the same may be amended from time to time. Holders of Series 2 Convertible Preferred shall also be entitled to vote such number of votes at any meeting of shareholders, equal to their cumulative face value divided by their applicable common stock conversion price specified above, subject to adjustment under paragraph "h" below, (the "Common Stock Equivalents"), which Common Stock Equivalents shall be counted in determining a quorum at any shareholders meeting as well as the total outstanding voting shares of the corporation on the record date of the meeting.

     Default. In the event that any of the following events of default occur which shall not have been reasonably cured after notice and opportunity to cure, the holders of 80% of the outstanding shares of the Series 2 Convertible Preferred shall be entitled to call a special meeting of holders of the Series 2 Convertible Preferred to remove all or any of the directors, appoint new directors, or to appoint a receiver or trustee until such time as the default has been cured or remedied after which time they shall convene a further meeting of all of the shareholders of the corporation to elect new directors. Events of Default include: (i) any event or action of the corporation or any third party which would prevent or materially impair the ability of the corporation to increase the authorized common stock of the corporation or to recapitalize the corporation to provide for sufficient common shares to allow the holders of the Series 2 Convertible Preferred Stock to convert their preferred shares into common shares; (ii) Failure of the corporation to effect a Mandatory Redemption as provided for above; (iii) Failure of the corporation to timely pay accrued dividends for more than a 12 month period from the date of issuance or failure to pay quarterly dividends for two consecutive quarters following expiration of the Mandatory or Optional Redemption rights; (iv) filing a voluntary petition or court action to appoint a receiver, or to reorganize or liquidate the corporation under Chapter 11 of the US Bankruptcy code; or (v) failure of the corporation to maintain timely compliance with reporting obligations under the Securities Exchange Act of 1934.

g.   Registration Rights.
     --------------------
     Holders of Series 2 Convertible Preferred will be entitled to registration rights as to shares of common stock issuable on conversion of the Series 2 Convertible Preferred: (i) on demand one time only by the holders of at least 80% of the outstanding Series 2 Convertible Preferred (provided such holders also contemporaneously tender their notice of intent to convert to common stock) in which case the corporation shall prepare and file a registration statement with the Securities and Exchange Commission (SEC) duly registering the Conversion Shares along with appropriate state blue sky qualification of such conversion of same at the sole cost and expense of the corporation; and (ii) such piggy-back rights, if exercised as to the entire number of shares of Series 2 Convertible Preferred held by any holder at the time any registration statement becomes effective provided that, subject to receipt by any holder of advance written notice of the corporation's intent to file a registration statement within 135 days of such proposed filing date, such holder provides the corporation with 90 days advance notice prior to the proposed date the corporation intends to file its registration statement for review by the SEC.

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h.   Adjustment of Conversion Price.
     -------------------------------
     The number of shares of Common Stock of the corporation into which shares of Series 2 Convertible Preferred can be converted shall be adjusted to reflect changes in the aggregate capitalization of the corporation, whether voluntary or involuntary, including, without limitation, the following:

     1. A reverse stock split or forward split of the outstanding Common Stock of the corporation regardless of whether or not the par value or total authorized shares is affected by such reverse;

     2. A stock dividend, or share reclassification of shares issued by the corporation;

     3. A distribution of assets except cash distributions, distributions made out of current retained earnings or surplus or stock dividends of subsidiary corporations; and

     4. Issuance without consideration or for per share consideration less than the effective per share Conversion Price of the Series 2 Convertible Preferred, of Common Stock of the corporation or warrants, options or rights to purchase Common Stock of the corporation.

     Such adjustments shall be made at the time of each such event, distribution, or issuance and retroactively to the date any shares of Series 2 Convertible Preferred were converted between the record date of either of such events and the date such options, warrants or rights were exercised or the date such consideration was received, as the case may be. Further, such adjustments will be made to eliminate effective per share dilution to the holders of Series 2 Convertible Preferred caused by such event, distribution or issuance as to the shares of Common Stock into which such Series 2 Convertible Preferred shares are convertible.

     No adjustment shall be made in the conversion rate of the Series 2 Convertible Preferred in the following cases:

          i. Grant, issuance or exercise of qualified or non-qualified stock options, SAR's or other compensation pursuant to any incentive stock compensation plan adopted by the shareholders of the corporation; and/or

          ii. Shares of Common Stock issued on conversion of Class A Preferred Stock, the shares of Series 1 Convertible Preferred Stock reserved for issuance to employees or consultants for cash advances made to the corporation prior to June 30, 2002, or any other class of Preferred Stock outstanding prior to designation of the Series 2 Convertible Preferred Stock; and/or

          iii. Shares of Common Stock issued in connection with the acquisition of 80% or more of the voting shares or assets of any other corporation by the corporation or any subsidiary of the corporation or in connection with a merger between a third party corporation and the corporation or any subsidiary of the corporation in which the corporation or its subsidiary is the surviving entity, including any shares, options or rights granted and/or exercised pursuant to such transactions.

     Notification of Adjustments. The Treasurer of the corporation shall prepare a certificate for all holders of Series 2 Convertible Preferred on issuance and subsequent to any of the events contemplated above setting forth the effective conversion price and the effect of any adjustment thereto caused by any of the above events. Adjustments shall be rounded up to the next whole share of common stock into which shares of Series 2 Convertible Preferred would convert.

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i.   Modification.
     -------------
     The terms of Series 2 Convertible Preferred may not be modified or amended in any material way without the express unanimous written consent or the affirmative vote of the holders of, Eighty Percent (80%) in face value amount of all outstanding Series 2 Convertible Preferred Stock. Nothing in this certificate shall be deemed to limit the right of the Board of Directors to declare additional series or classes of Preferred or Common Stock nor to declare the rights, preferences or privileges thereon which do not conflict with, supercede or impair the rights, preferences or privileges of the Series 2 Convertible Preferred or any Series of Class A Preferred designated prior to such modification. The provisions of this Certificate shall be in addition to provisions affecting Preferred Stock generally as set forth in the Articles of Incorporation of the corporation.


j.   Notices.
     --------
     All notices required or permitted to be given by the corporation with regard to the Series 2 Convertible Preferred Stock shall be in writing, and if delivered by first class US Mail, postage prepaid, to the holders of the Series 2 Convertible Preferred at their last addresses as set forth in the records of the corporation, shall be conclusively presumed to have been duly given, whether or not the stockholder actually receives such notice; provided however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for redemption, shall not affect the validity of the proceedings for the redemption of any other shares of Series 2 Convertible Preferred. k. Certification. Pursuant to the Colorado Business Corporation Act, as amended, shares of Series 2 Convertible Preferred need not be certificated. Notwithstanding this, any holder of Series 2 Convertible Preferred may request and be issued a certificate or certificates reflecting the number of shares such holder owns of the Series 2 Convertible Preferred referring to the terms and conditions contained herein.


                           Arete Industries, Inc.


                          BY: /s/ Thomas Raabe
                              --------------------------------------------------
                       Title  Chief Executive Officer, Chairman of the Board of
                              --------------------------------------------------
                              Directors
                              ---------


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